                                                                   EXHIBIT 10.45


June 16, 2003


Mr. Michael Harburg
18446 40th Place NE
Seattle, WA  98155

Dear Mike:

On behalf of Loudeye Corp., a Delaware corporation (the "Company"), I am pleased to offer you the position of Chief Technology Officer. Speaking for myself, as well as the other members of the Company's management team and board of directors, we are very much looking forward to having you on the Loudeye team in that capacity.

The terms of your new position with the Company are outlined below:

      1.    Position.

            a. You will be the Chief Technology Officer, working out of the Company's headquarters in Seattle, Washington. At present, you will report to the CEO.

            b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, and the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice. You will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter is designed to prevent you from accepting speaking or presentation engagements consistent with Loudeye's business plan in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange. Please seek my approval before accepting a speaking or presentation engagement.

Michael Harburg
July 31, 2003
Page 2 of 4



      2. Start Date. Subject to fulfillment of any conditions imposed by the accompanying Employment Agreement, you will commence this new position with the Company on June 16, 2003.

      3. Proof of Right to Work. For purposes of federal immigration law, you are required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.

      4.    Compensation.

            a. Base Salary. You will be paid a monthly salary of $14,583.33 which is equivalent to $175,000 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy (or in the same manner as other employees of the Company).

            b. Signing Bonus. We are pleased to offer you a signing bonus of $37,000. This bonus will be paid to you in one installment within your first month of employment. Please note that this signing bonus will be considered taxable income and payroll taxes will be withheld. In the unlikely event that you leave the Company of your own volition within 12 months of your start date, you will be responsible for reimbursement to the Company of the entire signing bonus. You hereby authorize the Company to withhold this amount from any monies owed to you upon the severance of your employment.

            c. Other Bonus. You will be eligible to receive a bonus of up to a maximum of Thirty Percent (30%) of your base salary (the "Target Bonus Amount"). The Target Bonus Amount shall be subdivided into two separate performance specific targeting bonus amounts which shall be awarded based upon the following:

                  (i) Revenue: Fifteen Percent (15%) of the Target Bonus Amount shall be earned upon the Company delivering results in which revenue exceeds the Board of Directors' approved revenue plan, by not less than Ten Percent (10%) over the immediately preceding quarter. The measurement of this shall commence in the first quarter of 2003.

                  (ii) Operational Breakeven: Fifteen Percent (15%)of the Target Bonus Amount shall be earned at such time as the Company achieves EBIT for the applicable quarter.

Michael Harburg
July 31, 2003
Page 3 of 4



            d. Annual Review. Your base salary will be reviewed annually as part of the Company's normal salary review process.

            e. Stock Options. You will be eligible to participate in any stock option or other incentive programs available to officers or employees of the Company. Your initial grant of 80,000 Incentive Stock Options was issued on May 9, 2003. You will be eligible to receive an additional 60,000 Incentive Stock Options once you have met defined and agreed upon individual performance metrics. These performance objectives will be determined by you and the CEO. You are also eligible to receive an additional 30,000 Incentive Stock Options once the Company achieves operational cash flow positive performance for any quarter. And finally, you are eligible to receive an additional 30,000 Incentive Stock Options upon the Company delivering results in which revenue exceeds the Board of Directors' approved revenue plan over two consecutive quarters. The vesting of these options will accelerate in the event of a change of control, to be defined by the board of directors.

      5. Proprietary Information and Inventions Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Proprietary Information and Inventions Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

      6. Confidentiality of Terms. The Company maintains your personnel file, including information about your salary and benefits, in a private and confidential manner. Our policy to protect the privacy of such information is enhanced when you keep the information confidential.

      7. At-Will Employment. Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

This letter summarizes the general terms and conditions of your potential employment with the Company and is provided as a courtesy. The accompanying Employment Agreement and the Proprietary Information and Inventions Agreement set forth the proposed contractual terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. To indicate your acceptance of the Company's offer, please sign and date the accompanying Employment Agreement and return it to me, along with a signed and dated copy of the Proprietary Information and Inventions Agreement, at your earliest convenience.

Michael Harburg
July 31, 2003
Page 4 of 4



Mike, I am delighted to be able to extend you this offer and we all look forward to working with you in your new capacity.

Very truly yours,
LOUDEYE CORP.



Jeffrey Cavins
President and CEO

Enclosures: Employment Agreement
            Proprietary Information and Inventions Agreement